Exhibit 3.8

AMENDMENT OF BYLAWS
DIRECT REGISTRATION SYSTEM

Section 7.2(a) of the Bylaws was amended in its entirety to read as follows:

"The Trust shall deliver certificates representing shares to which shareholders are entitled, provided that the Board of Trust Managers may provide by resolution that some or all of any class or series of the Trust's shares may be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Trust (or the transfer agent or registrar, as the case may be).  Notwithstanding the adoption of such resolution by the Board of Trust Managers, every holder of shares represented by certificates and, upon request, a holder of uncertificated shares shall be entitled to have a certificate signed in the name of the Trust by the Chairman of the Board, if any, or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares of the Trust owned by the shareholder.  Any or all of the signatures on the certificate may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Trust with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.  If a holder of uncertificated shares elects to receive a certificate for shares of the Trust's shares, the Trust (or the transfer agent or registrar, as the case may be) shall (to the extent permitted under applicable law and rules, regulations and listing requirements of any stock exchange or stock market on which the Trust's shares are listed or traded), cease providing annual statements indicating such holder's holdings of shares in the Trust.  Such certificates shall be numbered and shall be entered in the books of the Trust as they are issued, and shall be signed by the Chairman of the Board, the President or any Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Trust, and may be sealed with the seal of the Trust or a facsimile thereof.  The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the date of its issuance.  Each certificate representing shares issued by the Trust shall conspicuously set forth such provisions as are required by applicable law.  Each certificate representing shares shall state upon the face thereof that the Trust is organized under the laws of the State of Texas, the name of the person to whom issued, the number and class of shares and the designation of the series, if any, that such certificate represents and the par value of each share represented by such certificate or a statement that the shares are without par value.  No certificate shall be issued for any share until the full amount of the consideration therefor, fixed as provided by law, has been paid or delivered."